UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     April 25, 2008
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
As discussed in the Company’s Form 10-K for the fiscal year ended November 30, 2007, in California, all applications for a change in land use must identify a source of water to serve the proposed project. The Company initially addressed this issue for the Company’s Rio del Oro and Westborough projects with its 2003 water agreement (Aerojet/SCWA Agreement) with the Sacramento County Water Agency (SCWA). Under the Aerojet/SCWA Agreement, Aerojet transferred certain amounts of remediated groundwater (Transferred Water) from the Company’s Sacramento land to SCWA. Under the Aerojet/SCWA Agreement and subject to certain conditions and limitations in such agreement, SCWA assumed the responsibility for providing replacement water to those water purveyors who lost wells as a result of groundwater contamination (Replacement Water), and committed to supply water to the Company for development of the Company’s Sacramento land in an amount equal to the difference between the Transferred Water and the Replacement Water.
The Company has been working with SCWA to address modifications to the Aerojet/SCWA Agreement requested by SCWA. On April 25, 2008, the Company received a notice of termination of the Aerojet/SCWA Agreement from SCWA.
The Company does not expect that the termination of the Aerojet/SCWA Agreement will adversely affect the timing of the entitlement of the Company’s Rio del Oro and Westborough projects. The Company continues to work with SCWA on one or more new agreements that will address the water supply needs for the Company’s Rio del Oro and Westborough projects. The Company is also assessing other options with respect to Replacement Water needs.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney
Name:	Mark A. Whitney
Title:	Senior Vice President, General Counsel and Secretary

Dated: April 30, 2008